Exhibit 23.1

Consent of Independent Accountants

      We hereby consent to the incorporation by reference in the Registration Statements of Imation Corp. on Form S-8 (Registration Nos. 333-15273, 333-15275, 333-15277, 333-35591, 333-38196, and 333-66030), of our report dated January 28, 2003, except for Note 18, as to which the date is February 25, 2003, on our audits of the consolidated financial statements of Imation Corp. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, which report is included in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 14, 2003